UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2005

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Delaware (State of Incorporation)	93-0816972 (I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035

(Address of principal executive offices)	(Zip Code)

(503) 684-7000
(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Indenture

     On May 11, 2005, the Greenbrier Companies, Inc. entered into an agreement with certain purchasers with respect to the issue and sale by Greenbrier of $175,000,000 aggregate principal amount of 8-3/8% senior notes due 2015 (the “Notes”). Payment on the Notes will be guaranteed by certain of our domestic subsidiaries (the “Guarantors”). The Notes are governed by the terms of an Indenture among Greenbrier, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The following summary of certain provisions of the Indenture is qualified in its entirety be reference to the complete Indenture filed as Exhibit 4.1 hereto and incorporated herein by reference.

     The Notes will have a fixed annual interest rate of 8-3/8%, which will be paid semiannually in arrears on November 15 and May 15, commencing November 15, 2005 (the first interest payment shall include accrued interest on the Notes from May 11, 2005).

     At any time prior to May 15, 2008, Greenbrier may, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 108.375% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more equity offerings; provided that at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption.

     On or after May 15, 2010, Greenbrier shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

YEAR	Percentage
2010	104.188%
2011	102.792%
2012	101.396%
2013 and thereafter	100.000%

     Upon a change of control, as defined in the Indenture, Greenbrier is required to offer to purchase all of the Notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the purchase date.

     The Indenture contains certain covenants, including, among other things, covenants that restrict certain payments and establish limits on the incurrence of additional debt.

Registration Rights Agreement

     In connection with the offering of the Notes, on May 11, 2005 (the “Closing Date”), Greenbrier entered into a Registration Rights Agreement with the Guarantors and Banc of America Securities LLC and Bear Stearns & Co. Inc., as initial purchasers (the “Registration Rights Agreement”). The following summary of certain provisions of the Registration Rights Agreement is qualified in its entirety by reference to the complete Registration Rights Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

     The Registration Rights Agreement requires Greenbrier and the Guarantors to, among other things: (i) file a registration statement within 90 days of the Closing Date to be used in connection with the exchange of the Notes for publicly registered notes with substantially identical terms; (ii) use their best efforts to have such registration statement declared effective by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1933, as amended, prior to the 180th day following the Closing Date, and (iii) commence an exchange offer within 40 business days after such registration statement is declared effective by the SEC. In addition, under certain circumstances, Greenbrier and the Guarantors may be required to file a shelf registration statement to cover resales of the Notes.

     If Greenbrier and the Guarantors fail to meet their obligations under the Registration Rights Agreement, then Greenbrier and the Guarantors will pay liquidated damages to each holder of Notes that are subject to transfer restrictions, with respect to the first 90-day period immediately following such failure, in an amount equal to a per annum rate of 0.50% on the principal amount of Notes that are subject to transfer restrictions held by such holder. The amount of the liquidated damages will increase by an additional per annum rate of 0.50% with respect to each subsequent 90-day period until all obligations have been met, up to a maximum amount of liquidated damages of 1.50% per annum on the principal amount of Notes that are subject to transfer restrictions.

     The initial purchasers and their affiliates have provided Greenbrier with certain financial advisory, investment banking and commercial banking services. In addition, Banc of America Securities LLC is acting as a lead arranger for Greenbrier’s new senior secured credit facility for which Greenbrier has received a commitment letter dated April 13, 2005, and pursuant to which Bank of America, N.A. is expected to serve as administrative agent and a lender under the credit facility. In addition, Bank of America, N.A. serves as administrative agent and is a lender under some of Greenbrier’s existing credit facilities. Bear, Stearns & Co. was the lead underwriter and sole book-running manager in connection with Greenbrier’s offering and sale of 5,175,000 shares of common stock.

Item 8.01 Other Events.

     On May 11, 2005, The Greenbrier Companies, Inc. issued a press release announcing the closing of its $175,000,000 debt offering. A copy of the release is attached as Exhibit 99.1.

     On May 11, 2005, The Greenbrier Companies, Inc. issued a press release announcing the closing of its 5,175,000 common share offering with the over-allotment fully exercised. A copy of the release is attached as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits:

Exhibit
Number	Description
4.1	Indenture between The Greenbrier Companies, Inc. and U.S. Bank National Association as Trustee dated May 11, 2005

10.1	Registration Rights Agreement among The Greenbrier Companies, Inc. and Banc of America Securities LLC and Bear, Stearns & Co. Inc., dated May 11, 2005

99.1	Press Release dated May 11, 2005 of The Greenbrier Companies, Inc. announcing closing of its debt offering

99.2	Press Release dated May 11, 2005 of The Greenbrier Companies, Inc. announcing closing of its equity offering

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: May 13, 2005	By:	/s/ Larry G. Brady

Larry G. Brady
Senior Vice President and
Chief Financial Officer
(Principal Financial and
Accounting Officer)